Exhibit 99.1
Berry Petroleum Company News

Berry Petroleum Reports Results for the Second Quarter of 2013

Denver, Colorado - (BUSINESS WIRE) - August 7, 2013 - Berry Petroleum Company (NYSE: BRY) reported net earnings of $61 million, or $1.10 per diluted share, for the second quarter of 2013. After considering items such as derivatives and transaction costs, adjusted net earnings were $41 million, or $0.73 per diluted share. Oil and natural gas revenues were $275 million during the quarter and discretionary cash flow for the quarter totaled $145 million, with net cash provided by operating activities of $140 million. Operating margin was approximately $47 per BOE, supported by the Company's oil-weighted production stream.

Berry's second quarter 2013 production averaged 39,529 BOE/D, up 12% from the second quarter of 2012. The Company's oil production was 31,456 BOE/D in the second quarter, up 20% from the second quarter of 2012. Oil mix increased to 80% of Berry's total production in the second quarter. Total production for the second quarter of 2013, second quarter of 2012 and first quarter of 2013 was as follows:

	Second Quarter 2013		Second Quarter Second Quarter 2012		First Quarter 2013
Oil (BOE/D)	31,456	80%	26,296	74%	31,154	79%
Natural gas (BOE/D)	8,073	20%	9,045	26%	8,522	21%
Total (BOE/D)	39,529	100%	35,341	100%	39,676	100%

Operations
Second quarter Diatomite production increased 615 BOE/D from first quarter levels, averaging 4,735 BOE/D. This 15% production growth resulted from positive responses from some redevelopment areas, continued utilization of the Company's integrated surveillance systems, and steady additions to the completion count. The Company added 47 new Diatomite completions in the second quarter and expects to continue its focus on increasing the number of active completions in the field.

Production from the Company's New Steam Floods asset increased 12% from the first quarter of 2013 to an average of 2,645 BOE/D. This rise in production was a result of continued steam flood response at McKittrick 21Z. In the second quarter, Berry drilled 45 steam injection wells at McKittrick as part of its continuing focus to expand the steam flood development.

Production from the Company's South Midway properties averaged 12,395 BOE/D in the second quarter. Berry drilled 8 producing wells at Ethel D and 2 producing wells at Formax in the second quarter, and plans to drill 17 production wells during the third quarter. The Company still expects production from its legacy South Midway properties to decline by 5 - 8% over the course of 2013.

In the second quarter, the Company's Uinta production averaged 7,315 BOE/D, compared to 7,305 BOE/D in the first quarter. Utilizing a 2-rig program in the second quarter, the Company drilled 22 wells, all of which are commingled in the Wasatch and Green River formations. Delayed completion activity which negatively affected production in the first quarter continued into the beginning of the second quarter. This issue has since been improved by expanded crude oil marketing options and production has responded accordingly. Berry continued transporting crude oil via rail to markets outside of Utah in the second quarter and now has over 100 rail cars in service.

Second quarter Permian production averaged 8,000 BOE/D. The Company drilled 13 net wells using a three-rig program during the second quarter. Increasing line pressure, periodic gas plant downtime and ethane rejection have persisted as a result of record activity levels in the area.

In the second quarter, production from the Company's natural gas assets in the Piceance and East Texas declined 5% sequentially on a BOE/D basis with no capital investment.

Outlook
Berry maintains its forecast for a capital budget of $500 - $600 million to develop its assets in 2013. Supported by its July production of over 40,500 BOED, the Company is well on track to deliver its previously announced production guidance of 10-15% oil growth and 5-10% total corporate production growth for 2013.

Operationally, Berry's asset teams continue to focus on:

•	Increasing margins and proving up more of Lake Canyon in the Uinta

•	Continuously developing the Diatomite

•	Maintaining California base production and high margins while ramping the New Steam Floods

•	Focusing Permian development in Ector County and lowering well costs

Berry Petroleum Company is party to an agreement and plan of merger with Linn Energy, LLC and LinnCo, LLC. The proposed merger transaction requires an affirmative vote of the Berry stockholders, Linn Energy unitholders, and LinnCo shareholders when the Form S-4 Registration Statement is approved by the Securities and Exchange Commission. Such approval is pending resolution of an SEC inquiry regarding Linn Energy and LinnCo. Please refer to Linn Energy's press release dated July 1, 2013 for details of the SEC inquiry regarding Linn Energy and LinnCo.

Teleconference Call
Berry will not host an earnings conference call.

Non-GAAP Financial Measures
This press release includes discussion of “discretionary cash flow,” “adjusted net earnings,” and “operating margin per BOE,” each of which are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended. Discretionary cash flow consists of cash provided by operating activities before changes in working capital items. The Company uses discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations for each period before changes in working capital, which fluctuates due to the timing of collections of receivables and the settlements of liabilities. Adjusted net earnings consists of net earnings before non-cash derivatives gains (losses), oil and natural gas property impairments and charges related to the extinguishment of debt. The Company believes that adjusted net earnings is useful for evaluating the Company's operational performance from oil and natural gas properties. Operating margin per BOE consists of average sale price including cash derivative settlements less operating costs—oil and natural and production taxes, each on a per BOE basis. The Company uses operating margin per BOE as a measure of profitability and believes it provides useful information to investors because it relates the Company's oil and natural gas revenue and oil and natural gas operating expenses to its total units of production providing a gross margin per unit of production, allowing investors to evaluate how the Company's profitability varies on a per unit basis each period. These measures should not be considered in isolation or as a substitute for their most directly comparable GAAP measures. Other companies calculate non-GAAP measures differently and, therefore, the non-GAAP measures presented in this release may not be comparable to similarly titled measures used by other companies.

Explanation and Reconciliation of Non-GAAP Financial Measures

Discretionary Cash Flow ($ millions):

	Three Months Ended
	6/30/2013	3/31/2013
Net cash provided by operating activities	$140.3	$91.7
Net increase in current assets	3.7	12.6
Net decrease in current liabilities, including book overdraft	1.0	29.6
Discretionary cash flow	$145.0	$133.9

Contact: Berry Petroleum Company	Investors and Media
1999 Broadway, Suite 3700	Zach Dailey, 1-303-999-4071
Denver, Colorado 80202	Shawn Canaday, 1-303-999-4000

Internet: www.bry.com	SOURCE: Berry Petroleum Company

Adjusted Net Earnings ($ millions):

Three Months Ended
6/30/2013
Adjusted net earnings	$40.6
After tax adjustments:
Non-cash derivative loss	21.2
Dry hole expense	(0.1)
Transaction costs	(0.3)
Net earnings, as reported	$61.4

Operating Margin Per BOE:

	Three Months Ended
	6/30/2013	3/31/2013
Average sales price including cash derivative settlements	$75.58	$75.95
Operating cost—oil and natural gas production	25.37	24.13
Production taxes	3.06	3.02
Operating margin	$47.15	$48.80

About Berry Petroleum Company

Berry Petroleum Company is a publicly traded independent oil and natural gas production and exploitation company with operations in California, Texas, Utah, and Colorado. The Company uses its web site as a channel of distribution of material company information. Financial and other material information regarding the Company is routinely posted on and accessible at http://www.bry.com.

Safe Harbor Under the “Private Securities Litigation Reform Act of 1995”

Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “estimate,” “expect,” “would,” “will,” “target,” “goal,” “potential,” and forms of those words and others indicate forward-looking statements. These statements include but are not limited to forward-looking statements about the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Important factors which could affect actual results are discussed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	6/30/2013	3/31/2013
REVENUES
Oil and natural gas sales	$274,715	$266,772
Electricity sales	9,513	7,589
Natural gas marketing	2,255	2,027
Gain on sale of assets	—	23
Interest and other income, net	374	475
	286,857	276,886
EXPENSES
Operating costs—oil and natural gas production	91,277	86,148
Operating costs—electricity generation	6,337	5,296
Production taxes	11,004	10,784
Depreciation, depletion & amortization—oil and natural gas production	69,839	68,084
Depreciation, depletion & amortization—electricity generation	433	394
Natural gas marketing	2,198	1,878
General and administrative	19,430	22,278
Interest	24,879	24,687
Dry hole, abandonment, impairment and exploration	872	962
Realized and unrealized loss (gain) on derivatives, net	(35,622)	737
Impairment of oil and natural gas properties	—	2,467
	190,647	223,715
Earnings before income taxes	96,210	53,171
Income tax provision	34,846	20,737
Net earnings	$61,364	$32,434

Basic net earnings per share	$1.11	$0.59
Diluted net earnings per share	$1.10	$0.58

Dividends per share	$0.08	$0.08

CONDENSED BALANCE SHEETS
(In thousands)
(unaudited)

	6/30/2013	12/31/2012
ASSETS
Current assets	185,255	157,025
Oil and natural gas properties, (successful efforts basis) buildings and equipment, net	3,240,447	3,128,502
Derivative instruments	34,867	10,891
Other assets	25,933	28,984
	$3,486,502	$3,325,402
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	404,998	286,632
Deferred income taxes	311,449	255,471
Long-term debt	1,546,000	1,665,817
Derivative instruments	—	1,239
Other long-term liabilities	117,551	101,452
Shareholders’ equity	1,106,504	1,014,791
	$3,486,502	$3,325,402

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three Months Ended
	6/30/2013	3/31/2013
Cash flows from operating activities:
Net earnings	$61,364	$32,434
Depreciation, depletion and amortization	70,271	68,478
Gain on sale of assets	—	(23)
Amortization of debt issuance costs and net discount	1,729	1,709
Impairment of oil and natural gas properties	—	2,467
Dry hole and impairment	264	449
Derivatives	(33,187)	3,146
Stock-based compensation expense	2,708	3,195
Deferred income taxes	41,991	19,648
Other, net	(155)	2,381
Change in book overdraft	(14,653)	(232)
Net changes in operating assets and liabilities	9,930	(41,954)
Net cash provided by operating activities	140,262	91,698

Cash flows from investing activities:
Development and exploration of oil and natural gas properties	(128,565)	(174,663)
Property acquisitions	(183)	(2,897)
Capitalized interest	(1,651)	(1,799)
Proceeds from sale of assets	11,031	480
Net cash used in investing activities	(119,368)	(178,879)

Net cash (used in) provided by financing activities	(12,085)	86,974

Net increase (decrease) in cash and cash equivalents	8,809	(207)
Cash and cash equivalents at beginning of period	105	312
Cash and cash equivalents at end of period	$8,914	$105

OPERATING DATA
(unaudited)

	Three Months Ended
	6/30/2013	3/31/2013	Change
Oil and natural gas:
Heavy oil production (BOE/D)	19,775	19,566
Light oil production (BOE/D)	11,681	11,588
Total oil production (BOE/D)	31,456	31,154
Natural gas production (Mcf/D)	48,436	51,132
Total (BOE/D)	39,529	39,676

Oil and natural gas, per BOE:
Average realized sales price	$74.91	$75.27	—%
Average sales price including cash derivative settlements	75.58	75.95	—%

Oil, per BOE:
Average WTI price	$94.17	$94.36	—%
Price sensitive royalties	(2.64)	(2.81)
Location differential and other	(4.00)	(1.25)
Oil revenue	$87.53	$90.30	(3)%
Oil derivative cash settlements	0.70	0.89
Average realized oil price	$88.23	$91.19	(3)%

Natural gas price:
Average Henry Hub price per MMBtu	$4.10	$3.34	23%
Conversion to Mcf	0.28	0.22
Location differential and other	(0.29)	(0.09)
Natural gas revenue per Mcf	$4.09	$3.47	18%
Natural gas derivative cash settlements	0.09	(0.01)
Average realized natural gas price per Mcf	$4.18	$3.46	21%

Operating cost - oil and natural gas production per BOE	$25.37	$24.13	5%
Production taxes per BOE	3.06	3.02
Total operating costs per BOE	$28.43	$27.15	5%

DD&A - oil and natural gas production per BOE	19.42	19.07	2%
General & administrative per BOE	5.40	6.24	(13)%
Interest expense per BOE	$6.92	$6.91	—%